Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

ASPIRA WOMEN’S HEALTH INC.

(the “Corporation”)

Section 2.6 of Article II of the Amended and Restated Bylaws of the Corporation (the “Bylaws”), is hereby amended and restated in its entirety as follows:

“The holders of stock representing one-third (33.33%) of the voting power of all shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall be requisite for and shall constitute a quorum of all meetings of the stockholders, except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws. In the absence of a quorum, holders of stock representing a majority of the voting power of all shares present in person or represented by proxy at the meeting, or the Chairman of the meeting, may adjourn any meeting of stockholders, annual or special, from time to time, to reconvene at the same or some other place, until a quorum shall be present or represented. Notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Furthermore, after the meeting has been duly organized, the Chairman of the meeting may adjourn any meeting of stockholders, annual or special, from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. Any previously scheduled meeting of stockholders may be postponed by the Board of Directors prior to the date previously scheduled for such meeting and the Corporation shall publicly announce such postponement.”

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